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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Merrill Lynch & Co., Inc.

We hereby consent to the use in this Form 11-K Annual Report of our report dated June 21, 2002 (relating to the financial statements of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan) appearing in Item (a) of such Form 11-K.

/s/ Deloitte & Touche LLP

New York, New York
June 21, 2002